Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heartland Express, Inc.:

We consent to the use of our reports dated February 27, 2015, with respect to the consolidated balance sheets of Heartland Express, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014 and the related financial statement schedule II and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference and to the reference to our firm under the headings ‘Experts” and “Summary Consolidated Financial Data” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa

March 2, 2015